Exhibit 10.3

TERMINATION AGREEMENT AND MUTUAL RELEASE

This Termination Agreement and Mutual Release (this “Agreement”) is entered into as of this 15th day of March, 2007, by and between eMerge Interactive, Inc., a Delaware corporation (“eMerge”), and BFT Acquisition, LLC, a Nebraska limited liability company (“BFT”) (together, the “Parties”).

WHEREAS, the Parties are parties to the Asset Purchase Agreement, dated March 1, 2007 (the “Purchase Agreement”); and

WHEREAS, the Parties desire to terminate, as of the date hereof, the Purchase Agreement pursuant to Section 10.1(c) thereof; and

WHEREAS, the Parties desire to mutually release each other from all obligations under the Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Termination. The Parties hereby terminate the Purchase Agreement, pursuant to Section 10.1(c) thereof, by mutual written consent, and agree that as a result of such termination and of the mutual releases set forth in Section 2 below, no Party shall have any continuing liabilities or obligations to any other Party of any nature whatsoever under the Purchase Agreement.

2. Release. eMerge forever releases, quitclaims, discharges and holds harmless BFT and its respective past, present or future assigns, officers, directors, employees, affiliates, subsidiaries, parents, shareholders, members, managers, attorneys, accountants, representatives, advisors, agents, predecessors in interest and successors of and from any and all claims, demands, damages, actions, causes of action or liability of every kind or nature whatsoever for, on account of or growing out of any matters pertaining to, relating to or arising out of the Purchase Agreement. BFT forever releases, quitclaims, discharges and holds harmless eMerge and its respective past, present or future assigns, officers, directors, employees, affiliates, subsidiaries, parents, shareholders, members, managers, attorneys, accountants, representatives, advisors, agents, predecessors in interest and successors of and from any and all claims, demands, damages, actions, causes of action or liability of every kind or nature whatsoever for, on account of or growing out of any matters pertaining to, relating to or arising out of the Purchase Agreement.

3. Counterparts. This Agreement may be so executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute only one original.

4. Entire Agreement. This Agreement contains the entire agreement among the Parties and shall not be amended or modified except in writing signed by all the Parties to this Agreement who are affected by such amendment or modification.

5. Understanding of Parties. Each of the Parties to this Agreement and its counsel has read the contents of this Agreement, and each understands its terms and is satisfied with them.

6. Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida, without regard to conflicts of laws principles, and, to the extent applicable, the United States Bankruptcy Code, 11 U.S.C. §§ 101-1330 (as heretofore and hereafter amended).

IN WITNESS WHEREOF, the Parties hereby execute this Agreement.

EMERGE INTERACTIVE, INC.

By:	/s/ David C. Warren
Name:	David C. Warren
Title:	President & CEO

BFT ACQUISITION, LLC
By:	The Biegert Family Irrevocable Trust, Dated June 11, 1998, its sole member

By:	/s/ Judith Ackland
Name:	Judith Ackland
Title:	Trustee